Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-216400, 333-128430, 333-147107, 333-169001 and 333-196363) of Builders FirstSource, Inc. of our report dated March 1, 2019, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 1, 2019